CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 3 to Registration Statement No. 333-143354  of our report dated April 20, 2007, relating to the financial statements of Sun Life of Canada (U.S.) Variable Account I appearing in the Sun Prime VUL Variable Universal Life Policy Statement of Additional Information, which is part of such registration statement, and to the use of our report dated March 27, 2007 (which expresses an unqualified opinion and includes an explanatory paragraph, relating to the adoption of the American Institute of Certified Public Accountants' Statement of Position 03-1, "Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts," effective January 1, 2004, as described in Note 1), relating to the consolidated financial statements of Sun Life Assurance Company of Canada (U.S.), also appearing in the Statement of Additional Information.

We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in such Statement of Additional Information.

/s/Deloitte & Touche LLP
Boston, Massachusetts

November 5, 2007